CPI Aerostructures, Inc. S-8

Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue; 44th Floor

New York, New York 10174

July 17, 2025

CPI Aerostructures, Inc.

91 Heartland Boulevard

Edgewood, New York 11717

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by CPI Aerostructures, Inc., a New York corporation (“Company”), under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 800,000 shares (the “Plan Shares”) of common stock, par value $.001 per share (“Common Stock”), to be offered by the Company under the CPI Aerostructures, Inc. 2025 Long-Term Incentive Plan (the “Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards in accordance with the terms of the Plan and within the permissible limits of the law of the State of New York and the certificate of incorporation, as amended, and by-laws, as amended, of the Company.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when sold in accordance with the terms of the Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable.

In giving this opinion, we have assumed that, prior to the issuance of the Plan Shares, (a) all certificates for such shares will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company’s registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined, or (b) all book-entries for such shares will be duly made by the Company’s transfer agent in the name of The Depository Trust Company or its nominee.

The foregoing opinion is limited to the Business Corporation Law of the State of New York and the federal securities laws of the United States. We express no opinion on the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Graubard Miller